EXHIBIT 10.16

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”), made as of the 23rd day of April, 2010 by P&F Industries, Inc., a Delaware corporation, with an office located at 445 Broadhollow Road, Suite 100, Melville, New York (the “Indemnitor”) in favor of Marc Schorr, with an address at One Hughs Center Drive, Penthouse 1904, Las Vegas, Nevada  89109 (“Schorr”) and Richard A. Horowitz, with an address at 90 Wheatley Road, Old Westbury, NY 11568 (“Horowitz” and together with “Schorr”, each a “Lender” and collectively the “Lenders”).

W I T N E S S E T H :

WHEREAS, the Indemnitor and each of its subsidiaries (the “Obligors”), entered into a Credit Agreement with Citibank, N.A. (“Citibank”) and HSBC Bank USA, National Association (“HSBC” and together with Citibank, each a “Bank” and collectively, the “Banks”), dated as of June 30, 2004 (the “Loan Agreement”) pursuant to which the Banks extended certain financial accommodation to the Obligors, including a line of credit to the Obligors (the “Line of Credit”);

WHEREAS, the Banks have alleged a default under the Loan Agreement based upon, among other things, the Obligors failure to pay all amounts outstanding under the Line of Credit on the original maturity date of March 30, 2010;

WHEREAS, the Obligors have sought financing from other sources, but to date, have been unable to obtain commitments for any additional equity or debt financing;

WHEREAS, the Obligors have requested that the Banks extend the maturity date of the Line of Credit from March 30, 2010 until January 1, 2011;

WHEREAS, as a condition to the Banks’ agreement to extend the maturity date on the Line of Credit, the Banks require, among other things, that the Lenders advance an aggregate of $750,000.00 in the form of equity and/or subordinated debt;

WHEREAS, the Lenders and the Obligors have engaged in good faith, arm’s-length negotiations regarding the form of such $750,000.00 advance and the Lenders have agreed to fund such advance in the form of subordinated loans in the total sum of $750,000.00 to the Obligors (together the “Loan”);

WHEREAS, the Lenders have conditioned making the Loan on (a) obtaining a lien on all or substantially all of the assets of the Obligors, which lien shall be junior in all respects to the lien in favor of the Banks, and (b) the Indemnitor’s provision of this limited indemnity with respect to the Loan, as described more fully below;

WHEREAS, without the Loan and the resulting extension of the maturity date on the Line of Credit and other accommodations extended by the Banks, some or all of the Obligors would likely be forced to immediately discontinue operating or otherwise liquidate and would likely suffer material and irreparable harm.

NOW, THEREFORE, in consideration for the premises herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Subordination in Favor of Banks.  Notwithstanding anything to the contrary in this Agreement, the payment and priority of all claims of either Lender under this Agreement are subordinate in right, time, and priority to the claims of the Banks, and all such amounts payable to either Lender, shall not be paid or payable, except as set forth in the Subordination and Intercreditor Agreement dated April 23, 2010 between the Banks and the Lenders (as amended, restated, supplemented or modified from time to time, the “Subordination Agreement”).  The Subordination Agreement is incorporated by reference as if set forth in full.  To the extent the Subordination Agreement requires, Indemnitor shall pay the Banks any sums this document otherwise requires Indemnitor to pay either Lender.

2.                                       Indemnification of Claims.  If any claim, litigation, demand, suit, action or proceeding is made or commenced by any person or entity against the Lenders arising from or relating to the Loan (a “Proceeding”), and the Lenders provide the Indemnitor with notice of such Proceeding and cooperate with the Indemnitor as required by Section 8 of this Agreement, the Indemnitor shall elect one of the following options, with such election to be made in the Indemnitor’s sole discretion promptly following receipt of the notice and cooperation of the Lenders as contemplated in Section 8 of this Agreement:

(a)  The Indemnitor shall indemnify the Lenders by paying $750,000.00; provided, however, that, if the Indemnitor so elects to make such payment under this Section 2(a), then (i) the Lenders shall effect an assignment of the Loan to the Indemnitor or to another party designated by the Indemnitor (the “Assignment”), (ii) the Indemnitor shall be entitled to assume and control the defense of any such Proceeding, including in connection with any discussions, negotiations, proceedings or decisions relating to settlement of such Proceeding, and (iii) the Lenders shall have no further right to indemnity or otherwise charge the Indemnitor for any costs or losses and the Indemnitor shall not be liable for any costs or losses subsequently incurred by the Lenders in connection with such Proceeding; provided further, that if the Lenders fail to effect the Assignment for any reason, the Indemnitor shall be relieved of all liabilities and obligations under this Agreement; or

(b) The Indemnitor shall indemnify, protect and hold the Lenders harmless from and against any and all damages, losses, liabilities, obligations, penalties, judgments, costs or expenses, including, without limitation, reasonable attorneys’ and experts’ fees and disbursements of any kind or of any nature whatsoever (the “Expenses”) in connection with such Proceeding in a total, aggregate amount not to exceed $800,000.00, provided, however, that, if the Indemnitor so elects to provide indemnification under this Section 2(b) up to such amount, then (i) the Indemnitor shall not take assignment of the Loan or assume and control the defense of any such Proceeding, (ii) the Indemnitor shall not in any event be responsible for any Expenses incurred by the Lenders beyond such amount and (iii) the Lenders shall not enter into any settlement of such Proceeding without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

3.                                       Exclusions.  The Indemnitor shall not be required to make any payment or indemnity:

(a) under Section 2(b) of this Agreement for any loss, direct or indirect, of principal and/or interest that may be suffered by the Lenders (which loss, for the avoidance of doubt, includes the failure of the Lenders to obtain repayment of the Loan);

(b) under Section 2(a) or Section 2(b) of this Agreement in connection with any allegation in a Proceeding of a breach by any Lender seeking indemnification hereunder of any agreement or instrument entered into in connection with the Loan or the subordination agreement between Lenders and the Banks or of any obligation of the Lenders to the Indemnitor, or the Banks in connection with the Loan or the subordination agreement; or

(c) under Section 2(a) or Section 2(b) of this Agreement if, with respect to a Proceeding, a court of competent jurisdiction ultimately determines in a final judgment, not subject to appeal, that any Lender seeking indemnification hereunder has committed fraud or a knowing violation of law, acted with gross negligence, engaged in willful misconduct, breached a fiduciary duty or engaged in conduct that would otherwise not be subject to indemnification under Section 145 of the Delaware General Corporation Law.

4.                                       No Effect Upon Certain Changes.  The liability of the Indemnitor under this Agreement shall in no way be limited or impaired nor shall it be expanded by: (a) any amendment or modification of the provisions of the Loan Agreement, the Line of Credit and/or the Loan; (b) any extensions of time for performance; (c) any sale, assignment or foreclosure with respect to the collateral under the Loan Agreement and/or the Loan; or (d) the release or substitution in whole or in part of any security under the Loan Agreement and/or the Loan.

5.                                       Payment by the Indemnitor.  With respect to a Proceeding for which the Indemnitor has elected to indemnify the Lenders under Section 2(b) of this Agreement, defense costs incurred by any Lender shall be payable by the Indemnitor in advance of the final disposition of such Proceeding upon the Indemnitor’s receipt of an undertaking by or on behalf of the Lender providing that the Lender undertakes to the fullest extent permitted by law to repay such amount if it shall ultimately be determined that the Lender is not entitled to be indemnified by the Indemnitor under this Agreement and upon reasonably satisfactory evidence of such Lender’s ability to make such repayment.  In the event a Lender is entitled to indemnity under this Agreement (following a final judgment by a court of competent jurisdiction, not subject to appeal), the Indemnitor agrees that any such payments shall become due within ten (10) days of written demand together with reasonably requested supporting documentation.

6.                                       Control of Proceeding.  If the Indemnitor elects option 1.(b), above, then the Lenders shall have the right to defend such Proceeding with their own counsel and take all actions in the defense and compromise of such Proceeding.

7.                                       No Waiver by the Lenders.  No delay by the Lenders in exercising any right, power or privilege hereunder or under any of the loan documents executed in connection with the Loan shall operate as a waiver of any such right, power or privilege, nor shall the release of the Indemnitor or any other party liable upon or in respect of this Agreement affect the liability of any party not so released.

8.                                 Notice and Cooperation by Indemnitee.  In case there shall be threatened or made any claim, litigation, demand, suit, action or proceeding for which the Lenders may seek indemnification hereunder (a “Potential Action”), the Lenders shall promptly give notice of the Potential Action to Indemnitor and shall cooperate fully in any effort by the Indemnitor to evaluate and determine the nature of the Potential Action for purposes of Sections 2 and 3 of this Agreement, including providing to the Indemnitor, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Lenders and reasonably necessary to such evaluation or determination.

9.                                 Subrogation.  Notwithstanding any other provision of this Agreement to the contrary, in the event of any payment under this Agreement, the Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of the Lenders, which shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Indemnitor to bring suit to enforce such rights.

10.                                 Other Advancement and Indemnity Rights.  As a condition to any advancement or indemnity under this Agreement, the Lenders must take such actions as are reasonably necessary to perfect and pursue any other rights of indemnity and/or advancement, including to the extent applicable any available insurance (the “Other Rights”).  The Indemnitor’s obligation to provide advancement or indemnity under this Agreement shall be for the net loss suffered by the Lenders with respect to a cost or expense for which advancement or indemnification is provided under this Agreement after giving effect to all other recoveries or economic benefits received by the Lenders in connection with such Other Rights.

11.                                 Binding Effect.  This Agreement has been duly authorized by the Indemnitor and represents a valid and binding obligation of the Indemnitor, enforceable in accordance with its terms.  Except as herein provided, this Agreement shall be binding upon and inure to the benefit of the Indemnitor and the Lenders and their respective heirs, personal representatives, successors and assigns.  No other person shall be entitled to claim any right or benefit hereunder, including, without limitation, to claim status as a third-party beneficiary of this Agreement.

12.                                 Notices. All notices, exercises of right, requests, demands and other communications provided for in this Agreement shall be in writing and unless otherwise specifically provided for herein, shall be deemed to have been given at the time when personally delivered, one day after deposit with a reputable overnight courier service for next day delivery or three (3) days after being sent by regular mail, at the address of the Indemnitor and each

Lender as set forth at the head of this Agreement or such other changed address of the Indemnitor as may have been fixed by notice.  A copy of any communication delivered pursuant to this Agreement shall be simultaneously sent to Citibank, N.A., as Administrative Agent for the Banks, at 750 Washington Boulevard, Stamford, Connecticut  06901, Attention:  John C. King.

13.                                 No Modification.  No provision of this Agreement may be modified, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

14.                                 Applicable Law; Jurisdiction.  This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York. The Indemnitor hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in Nassau or Suffolk County, State of New York and consents to any methods of service of process provided for under applicable law.

15.                                 Counterparts; Facsimile. This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

16.                                 Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal, unenforceable or would conflict with or result in a breach of any agreement or instrument to which the Indemnitor is a party or by which it or its properties are bound for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

17.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

18.                                 Duration of Agreement.  This Agreement shall continue until the expiration of the statute of limitations for any potential claim that is subject to indemnity under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

P&F INDUSTRIES, INC.

	By:	/s/ Joseph A. Molino, Jr.
	Name:	Joseph A. Molino, Jr.
	Title:	Vice President

AGREED AND ACCEPTED:

/s/ Marc Schorr
Marc Schorr

/s/ Richard A. Horowitz
Richard A. Horowitz